MobilePro Corp 6701 Democracy Blvd. Suite 300 Bethesda, MD 20817

PRESS RELEASE
FOR RELEASE Monday, December 12, at 10:00 a.m.

MobilePro Engages Ryan Beck as
Financial Advisor

Bethesda, MD, December 12, 2005 -- MobilePro Corp. (OTC Bulletin Board: MOBL), a wireless technology and broadband telecommunications company, announced today that it has engaged Ryan Beck & Co. as its investment banking firm.

Ryan Beck serves emerging growth and middle market businesses with enterprise values typically ranging from $20 million to $1 billion. Ryan Beck’s Middle Market Investment Banking Group executes a broad range of strategic options tailored to meet clients’ specific goals. Its services include capital raising, mergers and acquisitions, and strategic and financial advisory services.

MobilePro CEO Jay Wright said, “Ryan Beck has an outstanding reputation as a high-quality middle market investment banking organization. We believe that engaging Ryan Beck is another major step forward for MobilePro in supporting the strategic initiatives that we are taking to grow our company and provide the best possible returns to our shareholder base. We especially like Ryan Beck’s personal service and strong retail and institutional presence.”

About MobilePro Corp.
MobilePro Corp. is one of North America’s leading wireless broadband companies, serving over 20,000 wireless broadband customers through its subsidiaries NeoReach Wireless and Kite Broadband. The company, based in Bethesda, Md., is focused on creating shareholder value by acquiring and growing profitable telecommunications companies, developing innovative wireless technologies and forging strategic alliances with well-positioned companies in complementary product lines and industries. MobilePro serves over 200,000 total customers throughout the United States, primarily through its CloseCall America, American Fiber Network, Kite Broadband and Nationwide Internet subsidiaries.

An investment profile about MobilePro Corp. may be found online at http://www.hawkassociates.com/mobilepro/profile.htm.

For more information regarding MobilePro, contact MobilePro CEO Jay Wright at (301) 315-9040, e-mail: jwright22@closecall.com. For investor relations information regarding MobilePro, contact Frank Hawkins or Julie Marshall, Hawk Associates, at (305) 451-1888, e-mail: info@hawkassociates.com. Detailed information about MobilePro can be found at http://www.mobileprocorp.com. An online investor relations kit including copies of MobilePro press releases, current price quotes, stock charts and other valuable information for investors may be found at http://www.hawkassociates.com and http://www.americanmicrocaps.com.

Certain of the statements contained herein may be, within the meaning of the federal securities laws, "forward-looking statements," which are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. See the company's Form 10-KSB for the fiscal year ended March 31, 2005 and its Forms 10-QSB for the quarters ended June 30, 2005 and September 30, 2005 for a discussion of such risks, uncertainties and other factors. These forward-looking statements are based on management's expectations as of the date hereof, and the company does not undertake any responsibility to update any of these statements in the future.